Exhibit (a)(39)


Date:  Friday July 13, 2001 (and on Wednesday, July 18, 2001)

 To:  Employee Stock Optionholder
Subject: Stock Option Exchange Program Offer Expiry Date Approaches!

Just a reminder to eligible employees who are considering participating in the stock option exchange program that the signature page to the Acceptance Letter must be received by regular external mail or facsimile by NO LATER THAN 11:59 P.M. eastern daylight savings time, on Monday July 23, 2001. Remember, once the offer expires, there will NOT be any other opportunity to submit an acceptance or a withdrawal in connection with the Stock Option Exchange Program.

For more information on the Stock Option Exchange Program, refer to the package of materials you received by email or visit our special Website at http://emplcomms.ca.nortel.com/emplcomms/soep/home.html You can also contact the Stock Option Exchange Program hotline at the phone/fax/email address below. Note from July 18, 2001 through to and including July 23, 2001, the hotline will be open from 8:00 a.m. until 10:00 p.m. eastern daylight savings time.

Nortel Networks
Stock Option Administration
Option Exchange Program Administrator
c/o William M. Mercer Limited

Telephone:
1-877-667-8352 North America
1-416-868-2360 International

Facsimile:
1-800-529-7101 North America
1-416-865-4906 Local/International

Email:
nortel.networks.exchange.program@ca.wmmercer.com

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UK Reminder E-Mail - first paragraph will be revised for Wednesday July 18, 2001
e-mail as follows:

Just a reminder to eligible employees who are considering participating in the stock option exchange program that the signature page to the Acceptance Letter and a national insurance contribution form of election for each of the Nortel Networks Corporation 2000 Stock Option Plan and the Nortel Networks Corporation 1986 Stock Option Plan As Amended and Restated must be received by regular external mail or facsimile by NO LATER THAN 11:59 P.M. eastern daylight savings time, on Monday July 23, 2001. Remember, once the offer expires, there will NOT be any other opportunity to submit an acceptance or a withdrawal in connection with the Stock Option Exchange Program.


Australian Reminder E-Mail will include the following paragraph:

Offers to eligible Australian employees to participate in the exchange program were accompanied by the Principle Offer to Exchange Document and Supplementary Australian Document entitled "Offer to Australian Resident Employees". If you are eligible to participate in the exchange and wish to participate you will need to complete the Acceptance Letter attached to the Offer to Exchange.